Exhibit 99.1

Press Release

                             RELM WIRELESS ANNOUNCES
                       FIRST QUARTER END FINANCIAL RESULTS

WEST MELBOURNE, Fl, May 15, 2003 - RELM Wireless Corporation (NASDAQ: RELM) today announced its operating results for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 was $3.6 million, compared with $4.7 million for the same quarter last year, reflecting lighter demand from our principal customers in federal and state government agencies. Revenues from the business and industrial market segment were comparable to the same quarter last year.

First quarter net loss was $377,000, or ($0.04) per diluted share, compared with a net loss of $1.0 million, or ($0.18) per diluted share, for the first quarter of the prior year. The net loss for the first quarter of the prior year included a non-recurring loss of $900,000 on notes receivable related to the 1997 sale of the Company's former paper manufacturing subsidiary.

Gross profit margins for the first quarter improved to 30.0% compared with 28.6% for the prior year. The improvement in gross margins resulted from lower product costs driven by the implementation of strategic manufacturing relationships. The Company has also reduced staffing and manufacturing support costs at its Florida operations.

Selling, general, and administrative costs (SG&A) for the first quarter improved by 3.1% to approximately $1,366,000 compared with $1,410,000 for the same period last year. The Company reduced employment and other expenses associated with certain headquarters functions, while maintaining its investment in new product development.

David P. Storey, President and Chief Executive Officer commented: "As we anticipated in our business plan, our first quarter showed marked year-over-year improvement. We believe this trend will continue, as a result of new products and our new sales team."

"Significant to note is that our new digital APCO Project 25-compliant portable radio, the BK Radio-branded DPH, was approved in March by the Federal Communications Commission (FCC). The DPH has been added to our contract with the General Services Administration, and is presently being evaluated by the Department of Interior for inclusion on its contract. The DPH provides performance advantages compared to competitive products and is significantly less expensive. We are looking forward to the introduction of additional digital models later this year."

For over 55 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
                                      # # #

                            RELM WIRELESS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                             THREE MONTHS ENDED
                                                             ------------------
                                                                (Unaudited)
                                                                -----------
                                                            3/31/03     3/31/02
                                                            -------     -------
Sales                                                         3,596       4,733

COSTS & EXPENSES:
Cost Of Sales                                                 2,519       3,377
SG&A                                                          1,366       1,410
Loss On Notes Receivable                                          0         900
                                                            -------     -------
Total Costs & Exp                                             3,885       5,687


Operating Income (Loss)                                        (289)       (954)

OTHER INCOME (EXPENSE):
Interest Expense                                               (103)       (110)
Other Income (Expense)                                           15          48
                                                            -------     -------

Income (Loss) From Continuing Operations                       (377)     (1,016)

Tax Expense (Benefit)                                             0           0
                                                            -------     -------

Net Income (Loss)                                           $  (377)    $(1,016)
                                                            =======     =======

Earnings (Loss) per share - basic                             (0.04)      (0.18)
                                                            =======     =======

Earnings (Loss) per share - diluted                           (0.04)      (0.18)
                                                            =======     =======

Weighted Average Common Shares Outstanding, Basic             8,552       5,651
Weighted Average Common Shares Outstanding, Diluted           8,552       5,651



Contact:
         Porter, Le Vay & Rose, Inc., New York
         Linda Decker, VP- Investor Relations
         Catherine Hay, VP- Editorial
         212-564-4700
         or
         RELM Wireless Corporation
         David P. Storey, President & CEO, 321/984-1414